===============================================================================

   As filed with the Securities and Exchange Commission on January 11, 2001
                                                         SEC File No. _____
                                                Registration No. 333- 16049
===============================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ------------------------


                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                           ------------------------


                         INTERWEST HOME MEDICAL, INC.
            (Exact name of Registrant as specified in its charter)

              Utah                                       87-0462042
           ----------                                 ----------------
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                    Identification No.)

                              235 East 6100 South
                        Salt Lake City, Utah 84107-7349
                   (Address of principal executive offices)
                           ------------------------


                          INTERWEST HOME MEDICAL, INC.
                           2000 STOCK INCENTIVE PLAN;
                         1999 SPECIFIC GRANTS OF OPTIONS
                         TO OFFICERS AND DIRECTORS; and
            1997 SPECIFIC GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS
                             (Full title of plans)


                               James E. Robinson
                         Interwest Home Medical, Inc.
                              235 East 6100 South
                           Salt Lake City, UT 84107
                    ---------------------------------------
                    (Name and address of agent for service)


                                (801) 261-5100
                    (Telephone number of agent for service)
                   -----------------------------------------

                                with copies to:

                            A.O. Headman, Jr., Esq.
                         Cohne Rappaport & Segal, PC.
                        525 East 100 South, Fifth Floor
                          Salt Lake City, Utah 841021
                                (801) 532-2666

                        CALCULATION OF REGISTRATION FEE

                                      Proposed Maximum     Proposed Maximum
Title of Securities  Amount to        Offering Price       Aggregate Offering   Amount of
to be Registered     be Registered    Per Unit             Price                Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock         600,000 (1)       $3.12.(2)              $1,883,500           $497.24
(No Par Value)

Common Stock         120,000 (3)       $4.00                  $ 480,000            $126.72
(No Par Value)

Common Stock         340,000 (4)       $3.00                 $1,020,000            $270.30
(No Par Value)
==================================================================================================
     TOTAL                                                   $3,383,500            $894.26
==================================================================================================

(Footnotes on following page)

Pursuant to Rule 416, this Registration Statement also covers such indeterminable number of additional shares as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

       (1) Represents shares of common stock reserved for issuance pursuant to options granted or available for grant under the Registrant's 2000 Stock Incentive Plan. The Registrant has heretofore granted its employees options to purchase 220,000 of shares under this Plan, none of which have been exercised.

       (2) Estimated solely for the purpose of calculating the registration fee for 600,000 shares under the Interwest Home Medical, Inc. 2000 Stock Incentive Plan on the basis of (i) the average exercise price for the 220,000 shares underlying options which have been granted - ($3.16 per share); and (ii) for the remaining 380,000 shares on the basis of average of the high and low prices reported for shares of Interwest Home Medical, Inc. common stock on January 2 ,2001, as reported by NASDAQ's Small Cap Market in accordance with Rule 457 (h) promulgated under the Securities Act of 1933, as amended (the "Act")

       (3) Represents common stock reserved for issuance pursuant to options granted to the Registrant's non-employee directors on April 1, 1997 which allow each non-employee director to purchase 40,000 shares of the registrant's common stock at $4.00 per share. None of such options have been exercised.

       (4) Represents 120,000 shares of common stock reserved for issuance pursuant to options granted to the Registrant's non-employee directors on December 13, 1999 which allow each non-employee director to purchase 40,000 shares of the registrant's common stock at $3.00 per share. Also represents 12,000 shares and 120,000 shares of common stock reserved for issuance pursuant to options granted on December 13, 1999 to James E. Robinson, the Registrant's Chief Executive Officer exercisable at $3.00 and $3.30 per share respectively. Also represents 88,000 shares of common stock reserved for issuance pursuant to an option granted on December 13, 1999 to Que H. Christensen, the Registrant's Chief Operating Officer exercisable at $3.00 . None of such options have been exercised.

                               EXPLANATORY NOTE

     Pursuant to Rule 428(b) (1) under the Securities Act of 1933, as amended (the "Securities Act"), an Information Statement will be distributed to holders of options granted under (i) the Interwest Home Medical, Inc. 2000 Stock Incentive Plan; (ii) specific grants of options to officers and non-employee directors on December 13, 1999; and (iii) specific grants of options to non-employee directors on April 1, 1997. The Information Statements and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of the Securities Act.

                        -------------------------------


                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

       Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

       Not required to be filed with this Registration Statement


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.      Incorporation of Documents By Reference.

       The following documents filed by Interwest Home Medical, Inc. with the Securities and Exchange Commission as of their respective dates are incorporated by reference in this registration statement:

             (a) Registrant's Annual Report on Form 10-K for the fiscal year ending September 30, 2000, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended.

             (b) All other reports,  if any, filed by the Registrant pursuant to
       Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended September, 1995.

             (c) The description of Registrant's common stock contained in the Registration Statement on Form 10 filed with the Commission in December, 1983, including any amendments or reports filed for the purpose of updating such description.

       All documents filed by the Registrant pursuant to Sections 13(a), 13(c) 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

       From time to time, the Registrant may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Registrant notes that a variety of factors could cause the Registrant's actual results and experience to differ materially from the anticipated results or other expectations expressed in any of the Registrant's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Registrant's business include, but are not limited to, the following: (i) the failure to obtain additional capital for acquisitions and expansion; (ii) adverse changes in federal and state laws, rules and regulations relating to the home health care industry, to government reimbursement policies, to private industry reimbursement policies and to other matters affecting the Registrant's industry and business; and (iii) continued consolidation by the Registrant's local, regional and national competitors resulting in increased competition. All subsequent written and oral forward-looking statements attributable to the Registrant are expressly qualified in their entirety by the Cautionary Statements. The Registrant disclaims, however, any intent or obligation to update its forward-looking statements.

       High Leverage. As of September 30, 1999 and 2000, the Registrant had total stockholder's equity of $11.2 and $12.7 million and total indebtedness of $21.1 and $21 million. Accordingly, our balance sheet is highly leveraged. This, in turn, has important consequences to the Registrant. Our ability to obtain additional financing may be impaired. Additionally, a substantial portion of our cash flows from operations may be dedicated to the payment of principal and
interest  on  our  indebtedness,   thereby  reducing  the  funds  available  for
operations. The Registrant's leverage will substantially increase our vulnerability to changes in the industry or adverse changes in our business.

       Changing Regulatory Environment. The Registrant's business is subject to extensive federal, state and local regulation. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change.

       Changes in System of Medicare Reimbursement. The Balanced Budget Act ("BBA") provided for a 25% reduction in home oxygen reimbursement from Medicare effective January 1, 1998 and a further reduction of 5% effective January 1, 1999. Compounding these reductions was a freeze on consumer price index updates for the next five years. Approximately 15% of our net revenues were derived from reimbursement of oxygen services prior to this reduction in reimbursement. The reduction in oxygen reimbursement during fiscal 1998 and 1999 had an adverse impact on our net revenues and results of operations. Additionally, payments will be frozen for durable medical equipment, excluding orthotic and prosthetic equipment, and payments for certain reimbursable drugs and biologicals will be reduced. However, the Balanced Budget Refinement Act ("BBRA") enacted in November 1999 lifts the freeze imposed in the BBA and provides a modest annual CPI increase of 0.3% for 2001 and 0.6% for 2002.

       Slow Reimbursements. At September 30, 1998, 1999 and 2000, approximately 36%, 32% and 38% of our net revenues were derived from managed care and other non-governmental third party payors. The increase in the length of time required to collect receivables owed by managed care and other non-governmental third party payors is an industry-wide issue. A continuation of the lengthening of the amount of time required to collect accounts receivables from managed care organizations or other payors or our inability to decrease days net sales outstanding could have a material adverse effect on our financial condition or results of operations. During fiscal 1998, 1999 and 2000 we terminated relationships with certain managed care organizations and continues to review our managed care contracts.

       Management conducted an extensive analysis of our outstanding receivable balances beginning in the late third and continuing through the fourth quarter of fiscal 2000, and we eventually determined that a $2.8 million one-time adjustment was necessary. We have implemented enhancements to our billing and collection processes and systems technology to improve receivables management. Further, our analysis led us to adopt, beginning October 1, 2000, a modified policy for the recording of bad debt expenses. There can be no assurance that our days net sales outstanding will not continue to increase if these payors continue to delay or deny payments to the Registrant for its services.

       Pricing Pressures. Medicare, Medicaid and other payors, including managed care organizations and traditional indemnity insurers, are attempting to control and limit increases in health care costs and, in some cases, are decreasing reimbursement rates. While the Registrant's net revenues from managed care and other non-governmental payors have increased and are expected to continue to increase, payments per service from managed care organizations typically have been lower than Medicare fee schedules and reimbursement from other payors, resulting in reduced profitability on such services. Other payor and employer groups, including Medicare, are exerting pricing pressure on home health care providers, resulting in reduced profitability. Such pricing pressures could have a material adverse effect on our financial condition or results of operations. During fiscal 1998, 1999 and 2000 we terminated relationships with certain managed care organizations as we continue to review our managed care contracts.

       Risks Related to Goodwill. At September 30, 1999 and 2000, unamortized goodwill resulting from acquisitions was approximately $4.4 and $4.6 million, or approximately 13.7% and 13.8% of total assets, respectively. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the Registrant will ever realize the value of such goodwill. This goodwill is being amortized on a straight-line basis over 5 to 40 years. We will continue to evaluate on a regular basis whether events or circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although at September 30, 1999 and 2000, the net unamortized balance of goodwill is not considered to be impaired under generally accepted accounting principles, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on our financial condition or results of operations.

       Risks Associated with Acquisitions. While the Registrant completed four acquisitions between fiscal 1999 and 2000, the rate of acquisitions we pursue in the future will depend on a variety of factors, including, legislative and regulatory developments, regulations and policies concerning reimbursement, including reimbursement for Medicare, attractiveness of pricing and availability of acquisition capital at acceptable prices. We intend to concentrate primarily upon internal growth. Management believes that as a result of Medicare legislative and regulatory changes and managed care and other competitive pressures, the home health care industry will continue to consolidate.

       The Registrant has encountered collection difficulties from acquired Accounts Receivable due to: (i) failure to document initial service authorizations or continued service authorizations in required time frames, (ii) inability to retain or adequately replace billing representatives with knowledgeable personnel due to the complex billing requirements encountered in the industry, and (iii) difficulties in converting data from acquired companies to our accounting and billing system. Consequently, we intend to restrict acquisition of Accounts Receivable in the future.

       When evaluating acquisitions, we focus primarily on growth within our existing geographic markets, which we believe is generally more profitable than adding additional operating centers in new markets. See "Strategy." In attempting to make acquisitions, we compete with other providers, some of which have greater financial resources than the Registrant. In addition, since the consideration for acquired businesses may involve cash, notes or the issuance of shares of common stock, options or warrants, existing stockholders may experience dilution in the value of their shares of common stock in connection with such acquisitions. There can be no assurance that we in the future will be able to negotiate, finance or integrate acquisitions without experiencing adverse consequences that could have a material adverse effect on the Registrant's financial condition or results of operations. Acquisitions involve numerous short and long-term risks, including loss of referral sources, diversion of management's attention, failure to retain key personnel, loss of net revenues of the acquired companies, inability to integrate acquisitions (particularly management information systems) without material disruptions and unexpected expenses, the possibility of the acquired businesses becoming subject to regulatory sanctions, potential undisclosed liabilities and the continuing value of acquired intangible assets. There can be no assurance that any given acquisition will be consummated, or if consummated, will not materially adversely affect the Registrant's financial condition or results of operations. Additionally, because of matters discussed herein that may be beyond our control, there can be no assurance that suitable acquisitions will continue to be identified or that acquisitions can be consummated on acceptable terms.

       Competition. The home medical equipment services industry is highly competitive and includes national, regional and local providers. The Registrant competes with a large number of companies in all areas in which its operations are located. Our competitors include major national and regional companies, hospital-owned companies, and numerous local providers. Some current and potential competitors have or may obtain significantly greater financial and marketing resources than the Registrant. Accordingly, other companies, including managed care organizations, hospitals, long-term care providers and health care providers that currently are not serving the home health care market, may become competitors. As a result, we could encounter increased competition in the future that may limit our ability to maintain or increase our market share or otherwise materially adversely affect our financial condition or results of operations.

       Regulatory Compliance. The Registrant is subject to extensive regulation which govern financial and other arrangements between healthcare providers at both the federal and state level. At the federal level, such laws include (i) the Anti-Kickback Statute, which generally prohibits the offer, payment, solicitation or receipt of any remuneration in return for the referral of Medicare and Medicaid patients or the purchasing, leasing, ordering or arranging for any good, facility services or items for which payment can be made under Medicare and Medicaid, federal and state health care programs, (ii) the Federal False Claims Act, which prohibits the submission for payment to the federal government of fraudulent claims, and (iii) "Stark legislation," which generally prohibits, with limited exceptions, the referrals of patients by a physician to providers of "designated health services" under the Medicare and Medicaid programs, including durable medical equipment, where the physician has a financial relationship with the provider. Violations of these provisions may result in civil and criminal penalties, loss of licensure and exclusion from participation in the Medicare and Medicaid programs. Many states have also adopted statutes and regulations which prohibit provider referrals to an entity in which the provider has a financial interest, remuneration or fee-splitting arrangements between health care providers for patient referrals and other types of financial arrangements with health care providers.

       The federal government, private insurers and various state enforcement agencies have increased their scrutiny of provider business practices and claims, particularly in the areas of home health care services and products in an effort to identify and prosecute parties engaged in fraudulent and abusive practices. In May 1995, the Clinton Administration instituted Operation Restore Trust ("ORT"), a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies. ORT, which initially focused on companies located in California, Florida, Illinois, New York and Texas, the states with the largest Medicare populations, has been expanded to all fifty states. See "Government Regulation." While the Registrant believes that it is in material compliance with such laws, there can be no assurance that the practices of the Registrant, if reviewed, would be found to be in full compliance with such laws or interpretations of such laws.

       While the Registrant believes that it is in material compliance with the fraud and abuse and self-referral laws, there can be no assurance that our practices, if reviewed, would be found to be in full compliance with such requirements, as such requirements ultimately may be interpreted. Although we do not believe we have violated any fraud and abuse laws, there can be no assurance that future related legislation, either health care or budgetary, related regulatory changes or interpretations of such regulations, will not have a material adverse effect on the future operations of The Registrant.

     Claims Audits. Durable Medical Equipment Regional Carriers ("DMERC") are private organizations that contract to serve as the government's agents for the processing of claims for items and services provided under Part B of the Medicare program. The DMERC's and Medicaid agencies also periodically conduct prepayment and post-payment reviews and other audits of claims submitted. Medicare and Medicaid agents are under increasing pressure to scrutinize healthcare claims more closely. Such reviews and/or claims audits of our claims and related documentation could result in denials of claims for payment submitted by the Registrant or in government demands for significant refunds or recoupments of amounts paid by the government for claims which, upon subsequent investigation, are determined by the DMERC's to be inadequately supported by the required documentation.

      From time to time the Registrant is subject to routine pre-payment and post-payment reviews and other audits of claims submitted. We cooperate with regulatory authorities in order to resolve issues and refer requests to our Compliance Director and defense counsel as appropriate. While we believe that we are in material compliance with claims regulations and cannot estimate any amount for potential claims recoupment there can be no assurance that claims audits leading to refunds or recoupments will not have a material adverse effect on the future operations of the Registrant.

ITEM 4.      Description of Securities

       Not applicable; the class of securities to be offered is registered under
Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5.      Interests of Named Experts and Counsel

       None.

ITEM 6.      Indemnification of Directors and Officers.

       As permitted by sections 841 of the Revised Business Corporations Act of the State of Utah, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach of alleged breach of a director's fiduciary duty except for (i) liability under section 842 of the Revised Business Corporation Act; (ii) liability for the amount of a financial benefit received by a director to which he is not entitled; (iii) liability for any intentional infliction of harm on the corporation or the shareholders; and (iv) liability for an intentional violation of criminal law. The effect of this provision in the Certificate of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situation described above.

       The Registrant's Articles of Incorporation and Bylaws provide for indemnification of officers, directors and employees, and the Registrant has entered into an indemnification agreement with each officer and director of the Registrant (an "Indemnitee"). Under the Bylaws and such indemnification agreements, the Registrant must indemnify an Indemnitee to the fullest extent permitted by Utah law for losses and expenses incurred in connection with actions in which the Indemnitee is involved by reason of having been a director or employee of the Registrant. The Registrant is also obligated to advance expenses an Indemnitee may incur in connection with such actions before any resolution of the action, and the Indemnitee may sue to enforce his or her right to indemnification or advancement of expenses.

       There is no litigation pending, and neither the Registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

ITEM 7.      Exemption From Registration Claimed.

       Not Applicable.

ITEM 8.      Exhibits.

       The following exhibits are filed as part of this Registration Statement:

       Exhibit
       Number                                  Description
     -------------------------------------------------------------------------
        4.1  2000 Stock Incentive Plan (attached)
        4.2  James E Robinson - Stock Option Agreement, 12/13/99
        4.3. Que H. Christensen - Stock Option  Agreement,  12/13/99
        4.4  James U. Jenson - Stock  Option  Agreement,  12/13/99
        4.5  Jeffrey F. Poore - Stock Option Agreement, 12/13/99
        4.6  Jerald L. Nelson - Stock Option Agreement, 12/13/99
        4.7  James U. Jenson - Stock Option Agreement, 4/1/97
        4.8  Jeffrey F. Poore - Stock  Option  Agreement,  4/1/97
        4.9  Jerald L. Nelson - Stock Option Agreement, 4/1/97
        5.1  Opinion Regarding Legality and Consent
       23.1  Consent of Tanner + Co.
       25.1  Power of Attorney-Located on Signature Page

ITEM 9.  Undertakings.

       (a) Rule 415.The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on FORM S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah, on the 6th day of November, 1996.

                                          Interwest Home Medical, Inc.


Date: January 8, 2001                     By/s/ James E. Robinson
                                       -------------------------------------
                                              James E. Robinson
                                              Chief Executive Officer


Date: January 8, 2001                     By/s/ Bret A. Hardy
                                      --------------------------------------
                                               Bret A. Hardy
                                               Controller
                                               Principal Financial Officer

      In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                           Capacity                Date
----------                         --------------           ----------------

/s/ James E. Robinson               CEO/Director            January 8, 2001
--------------------------
James E. Robinson


/s/ James U. Jensen                 Director                January 9, 2001
--------------------------
James U. Jensen


/s/ Dr. Jeffrey F. Poore            Director                January 8, 2001
--------------------------
Dr. Jeffrey F. Poore


/s/ Jerald L. Nelson                Director                January 9, 2001
--------------------------
Jerald L. Nelson